The WorldCommodity Funds

Anti-Money Laundering Compliance Program

Investment Company Services Agreement Addendum

THIS AGREEMENT, dated as of the 22nd day of August, 2005, is made by and between McConnell Asset Management, LLC, a Georgia limited liability company ("Adviser"), WorldCommodity Funds, Inc.  (the "Fund"), a corporation duly organized and existing under the laws of the State of Maryland and operating as an open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and Mutual Shareholder Services, LLC ("MSS") a limited liability company duly organized under the laws of the State of Ohio (collectively, the "Parties").

WHEREAS, the Parties entered into an Investment Company Services Agreement dated as of August 22, 2005 (the “Service Agreement”); and

WHEREAS, the Parties agree that this Addendum forms a part of the Service Agreement;

NOW, THEREFORE, it is agreed by and between the parties hereto as follows:

1.

All compliance duties with respect to the Fund’s Anti-Money Laundering Program (AML Service) are hereby delegated to MSS.  MSS accepts the AML Service delegation.  MSS will provide all necessary and reasonable access to properly authorized federal examiners so that such examiners can obtain all necessary information and records relating to the AML Service and to inspect MSS in connection with MSS’s implementation of the Fund’s Anti-Money Laundering Program.

2.

Except as specifically amended in this Addendum, the Service Agreement shall continue in full force and effect and be binding upon the parties notwithstanding the execution and delivery of this Addendum.

3.

To facilitate execution, this Addendum may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same Agreement.

4.

This Addendum shall be binding upon the parties and, to the extent permitted by the Service Agreement, their respective successors and assigns.

5.

This Addendum shall be governed by and construed in accordance with the laws of the State or Commonwealth specified in the Service Agreement or in the state of Ohio if none is specified.

7.

The AML Service shall begin on the date of this Addendum and shall automatically renew upon the renewal of the Service Agreement for each successive term.

IN WITNESS WHEREOF, each of the parties hereto has caused this Addendum to be duly executed and delivered in its name and on its behalf by their respective officers thereunto duly authorized, all as of the day and year first above written.

The WorldCommodity Funds		Mutual Shareholder Services
By:		By:
Print Name:	James M. Llewellyn	Print Name:	Gregory B. Getts

McConnell Asset Management, LLC
By:
Print Name:	James M. Llewellyn